   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 1997
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION

                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             MICROSOFT CORPORATION
-------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

     Washington                                           91-1144442
(State or other jurisdiction                             (IRS Employer
of incorporation or organization)                         Identification No.)

                               One Microsoft Way
                        Redmond, Washington  98052-6399
                                (206) 882-8080
-------------------------------------------------------------------------------
                  (Address, including zip code, and telephone
             number including area code, of registrant's principal
                               executive office)
              ___________________________________________________
                              Robert A. Eshelman
                                General Counsel
                               One Microsoft Way
                        Redmond, Washington  98052-6399
                                (425) 882-8080
-------------------------------------------------------------------------------
           (Name, address, including zip code, and telephone number
                  including area code, of agent for service)
              __________________________________________________
                       Copies of all communications to:
                                Richard B. Dodd
                              J. Michael Philips
                           Preston Gates & Ellis LLP
                             5000 Columbia Center
                               701 Fifth Avenue
                        Seattle, Washington  98104-7078
              __________________________________________________

===============================================================================

     Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the Selling Shareholder shall determine.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box:                                                                   [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, please check the following box:                    [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under he Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                 [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                        [ ]


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                        CALCULATION OF REGISTRATION FEE



Title of each class                    Proposed maximum       Proposed maximum
of securities to be     Amount to be   offering price per     aggregate offering         Amount of
    registered           registered         share*                 price*             registration fee*
--------------------  ---------------  -------------------   -------------------   ----------------------

   Common Shares
     par value
     $.000025          325,728 shares        $136.16             $44,351,125               $13,440


     *Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on October 7, 1997, as reported on the Nasdaq Stock Market.

                The Index to Exhibits is located at Page II-4.

                               TABLE OF CONTENTS

                                                       Page
                                                       ----
AVAILABLE INFORMATION...................................2
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.......2
THE COMPANY.............................................3
USE OF PROCEEDS.........................................3
SELLING SHAREHOLDERS....................................3
PLAN OF DISTRIBUTION....................................4
LEGAL MATTERS...........................................5
EXPERTS.................................................5
INFORMATION NOT REQUIRED IN PROSPECTUS...............II-1
SIGNATURES...........................................II-3
INDEX TO EXHIBITS....................................II-4


                                  PROSPECTUS
                                  ----------
                             MICROSOFT CORPORATION
                             325,728 Common Shares
                        Par Value of $.000025 Per Share
                   ________________________________________

     This Prospectus relates to up to 325,728 shares of common stock (the "Common Shares") of Microsoft Corporation, a Washington corporation ("Microsoft"), which may be offered from time to time by the selling shareholders named herein (the "Selling Shareholders"). Microsoft will not receive any of the proceeds from the sale of the Common Shares. Microsoft will bear the costs relating to the registration of the Common Shares estimated to be approximately $23,190.

     The Common Shares are registered as a result of (i) the merger of Microsoft Investments Washington Parent, Inc., a Washington corporation and wholly owned subsidiary of Microsoft, with and into VXtreme, Inc., a California corporation ("VXtreme") and (ii) the merger of Walkabout Software, Inc., a California corporation ("Walkabout"), with and into Microsoft (collectively, the "Mergers"). Pursuant to the Mergers, Microsoft agreed to register the Common Shares received by the Selling Shareholders in connection with the Mergers. In agreements related to the Mergers, each Selling Shareholder entered into an investment agreement with Microsoft (the "Investment Agreement").

     The Common Shares are traded on the Nasdaq Stock Market under the symbol MSFT. The average of the high and low prices of the Common Shares as reported on the Nasdaq Stock Market on October 7, 1997 was $136.1565 per Common Share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
                AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                     ____________________________________
                The date of this Prospectus is October 14, 1997

     All of the securities to be registered hereby are to be offered for the account of security holders.

                             AVAILABLE INFORMATION

     Microsoft is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and files reports and other information with the Securities and Exchange Commission (the "Commission") in accordance therewith. Such reports, proxy statements, and other information filed by Microsoft are available for inspection and copying at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth St., N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including Microsoft, that file electronically with the Commission. The Common Shares are traded as "National Market Securities" on the Nasdaq National Market. Material filed by Microsoft can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                      ___________________________________

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by Microsoft with the Commission are incorporated by reference in this Prospectus:

     1.  Microsoft's Annual Report on Form 10-K for the year ended June 30,
         1997.

     2.  Microsoft's Proxy Statement dated September 26, 1997.

     3. The description of the Common Stock of Microsoft which is contained in the registration statement of Microsoft filed on Form S-3, dated December 13, 1996.

     All documents filed by Microsoft pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof.

     Microsoft hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests should be directed to Investor Relations Department, Microsoft Corporation, One Microsoft Way, Redmond, Washington 98052-6399, telephone number (425) 882-8080.

     No dealer, salesman, or any other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized by Microsoft. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any state to any person to whom it is unlawful to make such offer in such state. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Microsoft since the date hereof.

                     ____________________________________

     This Prospectus constitutes a part of a Registration Statement which Microsoft has filed with the Commission under the 1933 Act, with respect to the Common Shares. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related Exhibits thereto for further information with respect to Microsoft and the securities offered hereby. Such additional information can be obtained from the Commission's office in Washington, D.C. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                                  THE COMPANY

     Microsoft was founded as a partnership in 1975 and incorporated in 1981. Microsoft develops, manufactures, licenses, sells, and supports a wide range of software products, including operating systems for personal computers ("PCs") and servers; server applications for client/server environments; business and consumer productivity applications; software development tools; and Internet and intranet software and technologies. Microsoft has recently expanded its interactive content effortsw, including MSN/TM/, The Microsoft Network online service, various Internet-based services, and entertainment and information software programs. Microsoft also sells personal computer books and input devices and researches and develops advanced technologies for future software products. Microsoft's business strategy emphasizes the development of a broad line of PC and server software products for business and personal use, marketed through multiple channels of distribution.

     Microsoft is a Washington corporation and its principal executive offices are located at One Microsoft Way, Redmond, Washington 98052-6399, its telephone number is (425) 882-8080 and its electronic mail address is msft@microsoft.com.

                                USE OF PROCEEDS

     Microsoft will not receive any proceeds from the sale of the Common Shares offered hereby; nor will such proceeds be available for Microsoft's use or benefit.

                             SELLING SHAREHOLDERS

     All of the Common Shares described in this Prospectus will be owned immediately after registration by the individuals listed below. All of the shares offered below were acquired in connection with the Merger. Certain of the Selling Shareholders, indicated with an asterisk (*), have recently become employees of Microsoft. Except as otherwise indicated, none of the Selling Shareholders has a material relationship with Microsoft.

                           Microsoft  Common    Number of Common     Shares
       Name of             Shares Owned Prior   Shares Received     Owned and
Selling Shareholders (1)      to Offering        From Microsoft   Percentage (2)
------------------------   ------------------   ---------------   --------------
Bengier, Gary                      0                1,188              1,188
Beyk, Alex                         0                  475                475
Chaddha, Navin*                    0               30,414             30,414
Del Val, David*                    0               32,043             32,043
Greene, Diane                      0                9,054              9,054
Greene, Diane, Custodian Under     0                5,431              5,431
  UGMA for Nathan Rosenblum
Gupta, A.* and Iwasaki, Y.,        0               40,731             40,731
  Trustees of the Gupta-Iwasaki
  Family Trust
Hennessey, John L. (3)         2,200                  849              3,049
Hill, Steven E.                    0                1,697              1,697
Hromadko, Gary F.                  0                1,901              1,901
Informix Corporation               0               20,291             20,291

                           Microsoft Common     Number of Common     Shares
       Name of             Shares Owned Prior   Shares Received     Owned and
Selling Shareholders (1)      to Offering        From Microsoft   Percentage (2)
------------------------   ------------------   ---------------   --------------
Keller, Donald M.                 100                  51                151
Knoche, Craig (4)                   0               2,149              2,149
Lovett, Chris*                      0               6,596              6,596
Marsh, Donald*                      0               6,596              6,596
Marsh, Jonathan*                   45               6,596              6,641
Mountanos, William P.*              0              43,448             43,448
Rapperport, James*                700              15,750             16,450
Rip, Peter                          0               3,802              3,802
Schroeder,  William J. and Marilee  0               7,475              7,475
  J., Trustees FBO the Schroeder
  1993 Rev Trust dtd 11/01/93
Semanzato, Luigi                    0                 735                735
Sharma, Rosen                       0               9,694              9,694
SOFTVEN No. 2 Investment            0              30,549             30,549
  Enterprise Partnership
Tripp, Daniel*                      0               4,947              4,947
Tweet, Anne                         0               2,149              2,149
VLG Investments 1997 (5)            0                 204                204
White, Phil                         0               7,475              7,475
Wilmot, Robert W. and Mary J.,      0              29,901             29,901
  Trustees of the Wilmot Living
  Trust (6)
WS Investment Company 96A           0                 482                482
WS Investment Company 95B           0               3,055              3,055

                             --------            --------           --------
        Total                   3,045             325,728            328,773

     (1) None of the Selling Shareholders held any office with Microsoft during the last three years.

     (2) All amounts are less than 1% of the issued and outstanding shares of common stock of Microsoft.

     (3) John L. Hennessy was a consultant to Microsoft through June 1997.

     (4) Summit Performance Group, Inc., which Mr. Knoche owns, provided consulting services to Microsoft from April 1997 through May 15, 1997 and from May 1997 through October 1997.

     (5) Shares held on behalf of the general partners of VLG Investments 1997.

     (6) Wilmot Consulting, Inc. provided consulting services to Microsoft from November, 1995 through March, 1996. Robert W. Wilmot has entered a consulting agreement with Microsoft dated October 3, 1997.


                             PLAN OF DISTRIBUTION

     Microsoft has been advised by each Selling Shareholder that, subject to the terms of the Investment Agreement, each Selling Shareholder expects to offer his, her or its Common Shares to or through brokers and dealers and underwriters to be selected by the Selling Shareholder from time to time. In addition, the Common Shares may be offered for sale through the Nasdaq Stock Market, in the over-the-counter market, through a market maker, in one or more private transactions, or a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices.
Each Selling Shareholder may pledge all or a portion of the Common Shares owned by him, her or it as collateral in loan transactions. Upon default by any such Selling Shareholder, the pledgee in such loan transaction would have the same rights of sale as such Selling Shareholder under this Prospectus. Each Selling Shareholder also may enter into exchange traded listed option transactions which require the delivery of the Common Shares listed hereunder. Subject to the terms of the Investment Agreement, each Selling Shareholder may also transfer Common Shares owned by him, her or it in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such Selling Shareholder under this Prospectus. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act of 1933, as amended (the "1933 Act"), may be sold under Rule 144 rather than pursuant to this Prospectus. Finally, each Selling Shareholder and any brokers and dealers through whom sales of the Common Shares are made may be deemed to be "underwriters" within the meaning of the 1933 Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

                                 LEGAL MATTERS

     The validity of the Common Shares offered hereby will be passed upon for Microsoft by Preston Gates & Ellis LLP, 5000 Columbia Center, 701 Fifth Avenue, Seattle, Washington 98104. As of the date hereof, attorneys in Preston Gates & Ellis LLP who have worked on substantive matters for Microsoft own less than 250,000 Common Shares.

                                    EXPERTS

     The consolidated financial statements of Microsoft for each of the three years in the period ended June 30, 1997, incorporated by reference in this Prospectus from Microsoft's Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
------------------------------------------------------

           The expenses relating to the registration of Shares will be borne by the registrant. Such expenses are estimated to be as follows:

             Registration Fee --
               Securities and Exchange Commission     $13,440
             Accountants' Fees                        $ 3,750
             Legal Fees                               $ 5,000
             Miscellaneous                            $ 1,000
                                                      -------
                     Total                            $23,190


Item 15.  Indemnification of Directors and Officers.
---------------------------------------------------

          Article XII of the Restated Articles of Incorporation of Microsoft authorizes Microsoft to indemnify any present or former director or officer to the fullest extent not prohibited by the WBCA, public policy or other applicable law. Chapter 23B.8.510 and .570 of the WBCA authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the 1933 Act.

          The directors and officers of Microsoft are entitled to indemnification by each of the Selling Shareholders against any cause of action, loss, claim, damage, or liability to the extent it arises out of or is based upon the failure of any Selling Shareholder (or his donees, legatees, or pledgees) and each underwriter to comply with the Prospectus delivery requirements under the federal securities laws or any applicable state securities laws or upon any untrue statement or alleged untrue statement or omission or alleged omission made in this Registration Statement and the Prospectus contained herein, as the same shall be amended or supplemented, made in reliance upon or in conformity with written information furnished to Microsoft by such Selling Shareholder or such underwriter.

          In addition, Microsoft maintains directors' and officers' liability insurance under which Microsoft's directors and officers are insured against loss (as defined in the policy) as a result of claims brought against them for their wrongful acts in such capacities.

Item 16.  List of Exhibits.
--------------------------

          The Exhibits to this registration statement are listed in the Index to Exhibits on page II-4.

Item 17.  Undertakings.
----------------------

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Microsoft pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) For purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                   [Remainder of Page Intentionally Omitted]

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington on October 14, 1997.

                                         MICROSOFT CORPORATION


                                         /s/ William H. Gates III
                                         ---------------------------
                                         William H. Gates III
                                         Chairman and Chief Executive Officer


                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William H. Gates III, his attorney-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                                                                                                 Dated
                                                                                                 -----
/s/ Gregory B. Maffei                  Vice President, Finance; Chief                      October 14, 1997
-----------------------------          Financial Officer (Principal Financial
Gregory B. Maffei                      and Accounting Officer)


/s/ William H. Gates III               Chairman, Chief Executive Officer,                  October 14, 1997
-----------------------------          Director (Principal Executive Officer)
William H. Gates III


/s/ Paul G. Allen                      Director                                            October 14, 1997
-----------------------------
Paul G. Allen


/s/ Jill E. Barad                      Director                                            October 14, 1997
-----------------------------
Jill E. Barad


                                       Director                                            October 14, 1997
-----------------------------
Richard A. Hackborn


/s/ David F. Marquardt                 Director                                            October 14, 1997
-----------------------------
David F. Marquardt


/s/ Robert D. O'Brien                  Director                                            October 14, 1997
-----------------------------
Robert D. O'Brien


/s/ William G. Reed, Jr.               Director                                            October 14, 1997
-----------------------------
William G. Reed, Jr.


/s/ Jon A. Shirley                     Director                                            October 14, 1997
-----------------------------
Jon A. Shirley

                               INDEX TO EXHIBITS




Exhibit No.                                 Description                                           Page or Footnote
----------                                  -----------                                           ----------------

5                            Opinion of Counsel re: legality                                       See attached.

23.1                         Consent of Deloitte & Touche LLP as Independent Accountants           See attached.

23.2                         Consent of Preston Gates & Ellis LLP                                  See footnote /(1)/

24                           Power of Attorney                                                     See page II-3


_______________________________
[FN]
/1/  Contained within Exhibit 5